UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 15, 2018

EASTSIDE DISTILLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-38182	20-3937596
(Commission File Number)	(IRS Employer Identification No.)

1001 SE Water Avenue, Suite 390 Portland, OR	97214
(Address of Principal Executive Offices)	(Zip Code)

(971) 888-4264

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2018, in accordance with the amended and restated bylaws of Eastside Distilling, Inc. (the “Company”), the Board of Directors (the “Board”) expanded the size of the Company’s Board to eight directors. Thereafter, also on October 15, 2018, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the six sitting members of the Board nominated Patrick T. Crowley and David Holmes to fill the two existing Board vacancies, to serve until his respective successor is duly elected and qualified or until his earlier death, resignation or removal, whichever first occurs.

The Company will enter into its standard form of indemnification agreement for its directors with Messrs. Crowley and Holmes. In addition, pursuant to the Company's non-employee director compensation policy, they will receive cash and equity compensation measured as of the effective date of their appointment to the Board.

Mr. Crowley is a veteran motion picture producer with worldwide experience. He has produced many box office hits including Jurassic World: Fallen Kingdom, Jurassic World, Eight Below, The Bourne Identity, The Bourne Supremacy, The Bourne Ultimatum, The Bourne Identity, Eagle Eye and The Other Guys. He was the executive producer on Sleepless in Seattle, Legends of the Fall and Charlie’s Angels: Full Throttle. As the Company contemplates broadening its collaboration with celebrities as a result of its positive results working with country music star, John Rich in the Redneck Riviera Whiskey venture, the Board believes that Mr. Crowley’s extensive experience and contacts in the entertainment world will be a unique and valuable voice in the boardroom.

Mr. Holmes currently serves as the founder of Third Floor, LLC, a development-stage company assembling a platform of brands primarily focused on ‘evolved beverage’ and cannabis beverage. Prior thereto, he was a co-founder of Boathouse Beverage, the developer of the SpikedSeltzer brand, which was sold to ABInbev in 2016. While at Boathouse, Mr. Holmes built the SpikedSeltzer brand from concept to product to sale and, in the process, created a $400 million segment in the alcohol beverage market. He developed and directed all branding/marketing and related execution, along with sole responsibility for all investment, finance, logistics and field sales management. Following the SpikedSeltzer brand acquisition, Mr. Holmes became Vice President at ABInbev where his primary focus was on managing the operational transition to ABI, leading and guiding the brand identity transition into ABI and wholesaler outreach and relationship building. Prior to co-founding Boathouse Beverage, Mr. Holmes was a director and portfolio manager at Citi Capital Advisors from 2007 through 2012, where he ran the $600 million distressed debt opportunity fund. Mr. Holmes was also an analyst at Marathon Asset Management, an alternative asset management firm with $10 billion in assets under management investing in global credit and fixed income markets. Mr. Holmes has an MBA in Finance from Columbia University and a BA in Economics from Connecticut College. Because of his extensive experience within the spirits industry, the Company believes Mr. Holmes will be a valuable member of the Board.

The Board has determined that both Mr. Crowley and Mr. Holmes are independent within the meaning of NASDAQ listing standards and the standards of the Securities and Exchange Commission. There is no arrangement or understanding between either of Mr. Crowley or Mr. Holmes and any other person pursuant to which they were appointed to the Board. There are no transactions between the Company and either of Mr. Crowley or Mr. Holmes that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

By:	/s/ Grover T. Wickersham
Grover T. Wickersham
Chief Executive Officer and Chairman of the Board

Date: October 19, 2018